UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANTTO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 10, 2009

Security Solutions Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-52822	20-8090735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D-150 Las Vegas NV	89103
(Address of Principal Executive Offices)	(Zip Code)

(702) 943-0302

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2009, the Board of Directors of Security Solutions Group, Inc. accepted the resignation of Mr. Matthew Allen from his positions as President, Secretary, Treasurer and Director of Security Solutions Group, Inc.  The resignations of Mr. Allen were not the result of any disagreement with the Company on any matter relating to our operations, policies or practices.

On November 10, 2009 the Board of Directors of Security Solutions Group, Inc. nominated and a majority of the shareholders approved the election of Mr. Phil Viggiani to serve on the Board of Directors.  The Board of Directors appointed Mr. Viggiani to serve as the President, Secretary, and Treasurer of the Company.

Mr. Viggiani, age 57, received his Applied Arts Degree from Ryerson Polytechnic University in Toronto, Ontario, Canada with a minor in Journalism.  Mr. Viggiani also studied at Mohawk College in Hamilton, Ontario, Canada where he studied Music in the Jazz Scholarship Program with his discipline focus on Percussion.  Mr. Viggiani currently has compiled over nine years of combined senior management and research in the forensic marking and authentication technologies industry.  His market research firm, Fresno West developed extensive proprietary research as an industry benchmark for the forensic marking field in Canada and the U.S.  During his 12 years managing his market research and advertising agency, his client list included General Motors, Vance International, Fabricland Canada, and B.C. Gas.  In 2000 Mr. Viggiani was contracted to develop a new business model for an emerging forensic marking company including sales strategy, marketing plan and full collateral material for the new venture. He became V.P. Market Development and eventually President of the firm. In December 2002, that executive team merged with Identification Technologies (IDENTEX).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2009	SECURITY SOLUTIONS GROUP, INC.
/s/ Phil Viggiani
Phil Viggiani
President, Secretary, Treasurer and Director